Exhibit 4.1

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED.  THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR AN OPINION OF COUNSEL SATISFACTORY TO BORROWER THAT REGISTRATION IS NOT REQUIRED UNDER SUCH ACT OR UNLESS SOLD PURSUANT TO RULE 144 UNDER SUCH ACT.

Convertible Promissory Note

$3,000,000.00	December 17, 2014

FOR VALUE RECEIVED, REMARK MEDIA, INC., a Delaware corporation (“Borrower”), hereby promises to pay to the order of ASHFORD CAPITAL PARTNERS, L.P., a Limited Partnership formed in the State of Delaware (“Lender”), the principal sum of three million dollars ($3,000,000.00) (the “Principal Amount”), in lawful money of the United States of America and in immediately available funds.

1.             Maturity.  The unpaid Principal Amount plus accrued and unpaid interest thereon shall be due and payable on the second anniversary of the date of this Note (the “Maturity Date”), unless converted prior thereto pursuant to Section 4, which Maturity Date may be extended only pursuant to a writing signed by Borrower and Lender.

2.             Interest.  Borrower further promises to pay interest on the unpaid Principal Amount of this Note at a rate per annum equal to eight percent (8.00%).  Interest will be computed on the basis of a 365 or 366-day year, as applicable, and the actual number of days elapsed.  Interest shall be payable quarterly in arrears to Lender on the last day of each quarter commencing on the first such date to occur after the execution of this Note.

3.             Prepayment.  Borrower may prepay this Note, in full or in part, at any time prior to the Maturity Date if, and only if, Borrower provides Lender at least fifteen (15) days’ prior written notice of such prepayment.

4.             Conversion of the Note.

4.1
Subject to and upon compliance with the terms and provisions of this Note, at any time Lender or Borrower (subject to the requirements of Section 4.3) shall have the right to convert the unpaid Principal Amount of, and interest due under, this Note into shares of common stock of Borrower (“Common Stock”) as set forth below.

(a)
At any time on or prior to the Maturity Date (or after the Maturity Date if Borrower has failed to timely repay the unpaid Principal Amount plus accrued and unpaid interest thereon on the terms of this Note), Lender shall have the option, upon Lender’s written notice to Borrower, (or Borrower shall have the option, upon Borrower’s written notice to Lender) to elect to convert the outstanding and unpaid Principal Amount or any portion thereof, plus, at Lender’s election (or at Borrower’s election if the Borrower elected to convert), any accrued and unpaid interest thereon (collectively, the “Conversion Amount”), into fully paid and non-assessable shares of Common Stock at the Common Stock Conversion Price (as defined in Section 4.1(c)) (the “Common Stock Conversion”).  To the extent that the entire amount due under this Note is not converted into Common Stock, the Borrower will deliver a new note with similar terms and conditions as this Note which will reflect the remaining amounts owed to Lender under this Note.

(b)
The number of shares of Common Stock to be issued upon conversion of this Note pursuant to this Section 4.1 shall be determined by dividing (i) the Conversion Amount by (ii) the Common Stock Conversion Price.  Borrower shall issue and deliver to Lender certificates or cause book entries to be made by its transfer agent evidencing such Common Stock within five (5) business days after the Common Stock Conversion.

(c)	The “Common Stock Conversion Price” shall be equal to $5.50.

(d)	Borrower will reserve from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note.

(e)
The number of shares of Common Stock issuable upon the exercise of Lender’s and Borrower’s conversion rights contained in this Section 4.1 shall be subject to adjustment from time to time upon the happening of certain events, as follows:

(i)           Splits and Subdivisions.  If Borrower should at any time or from time to time prior to any conversion in accordance with this Section 4.1 (the “Conversion Date”), if any, fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of the holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or Common Stock Equivalents, then, as of such record date (or the date of such distribution, split or subdivision if no record date is fixed), the Common Stock Conversion Price shall be proportionately decreased and the number of shares of Common Stock which this Note is convertible into pursuant to this Section 4.1 shall be appropriately increased in proportion to such increase of outstanding shares.

(ii)           Combination of Shares.  If prior to the Conversion Date, if any, the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination of the outstanding shares of Common Stock, the Common Stock Conversion Price shall be proportionately increased and the number of shares of Common Stock which this Note is convertible into pursuant to this Section 4.1 shall be appropriately decreased in proportion to such decrease in outstanding shares.

(iii)           Merger or Consolidation.  If at any time or from time to time prior to the Conversion Date, if any, there shall be a capital reorganization of Borrower’s equity securities (other than a subdivision, combination, reclassification or exchange of shares provided for elsewhere in this Section 4.1(e)) or a merger or consolidation of Borrower with or into another corporation, then as a part of such reorganization, merger or consolidation, provision shall be made so that Lender shall thereafter exclusively be entitled to receive upon the conversion of this Note in accordance with this Section 4.1, the number of shares of stock or other securities or other property (including, if applicable, cash) (or any combination thereof) to which a holder of the number of shares of Common Stock (or of any shares of stock or other securities or other property (including, if applicable, cash) (or any combination thereof) which may be) issuable upon the conversion of this Note pursuant to this Section 4.1 would have received if this Note had been converted into Common Stock in accordance with this Section 4.1 immediately prior to such reorganization, merger or consolidation.

(iv)           Reclassification, Conversion or Reorganization.  If the Common Stock (or any shares of stock or other securities which may be) issuable upon the conversion of this Note in accordance with this Section 4.1 shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reorganization, conversion, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in clauses (i) or (ii) of this Section 4.1(e) above, or a reorganization, merger or consolidation provided for in clause (iii) of this Section 4.1(e) above), then and in each such event Lender shall exclusively be entitled to receive upon the conversion of this Note pursuant to this Section 4.1 the kind and amount of shares of stock or other securities or other property (including, if applicable, cash) (or any combination thereof) upon such reorganization, conversion, reclassification or other change, to which a holder of the number of shares of Common Stock (or of any shares of stock or other securities or other property (including, if applicable, cash) (or any combination thereof) which may be) issuable upon the conversion of this Note pursuant to this Section 4.1 would have received if this Note had been converted into Common Stock pursuant to this Section 4.1 immediately prior to such reorganization, conversion, reclassification or other change, all subject to further adjustment as provided herein.

(v)           Notice of Adjustments and Record Dates.  Borrower shall promptly notify Lender in writing of each adjustment or readjustment of the Common Stock Conversion Price hereunder and the number of shares of Common Stock issuable upon the conversion of this Note pursuant to this Section 4.1.  Such notice shall state the adjustment or readjustment and show in reasonable detail the facts on which that adjustment or readjustment is based.  In the event of any taking by Borrower of a record of the holders of Common Stock for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, that would result in an adjustment under this Section 4.1(e), Borrower shall notify Lender in writing of such record date at least twenty (20) days prior to the date specified therein.

(vi)           No Impairment.  Borrower shall not avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by Borrower, but shall at all times in good faith assist in the carrying out of all the provisions of this Note.  Without limiting the generality of the foregoing, Borrower (i) shall reserve and keep available a number of its authorized shares of Common Stock, free from all preemptive rights, which shall be sufficient to permit the conversion of this Note in accordance with this Section 4.1 and (ii) shall take all such action as may be necessary or appropriate in order that all shares of Common Stock as may be issued pursuant to the conversion of this Note in accordance with this Section 4.1 shall, upon issuance, be validly issued, fully paid and nonassessable.

4.2
Method of Conversion.  This Note may be converted by Lender or Borrower only as described in this Section 4.  Lender agrees to deliver the original of this Note (or an affidavit to the effect that this Note has been lost, stolen or destroyed and an agreement acceptable to Borrower whereby Lender agrees to indemnify Borrower from any loss incurred by it in connection with this Note) upon the Common Stock Conversion for cancellation.  Furthermore, Lender hereby agrees to execute and deliver to Borrower all transaction documents reasonably requested by Borrower in connection with the Common Stock Conversion, including a subscription agreement and other ancillary agreements (if requested), with customary representations and warranties and transfer restrictions.

4.3
Additional Requirement for Conversion by Borrower.  The Borrower may not elect to have this Note converted into Common Stock pursuant to Section 4.1 of this Note unless the closing price of the Common Stock on the immediately preceding trading day, as reported on the Nasdaq Capital Market or such other trading market on which the Common Stock is then listed or quoted, is greater than or equal to the Common Stock Conversion Price.

5.             Representations and Warranties of Borrower.  As a material inducement of the Lender to make the loan evidenced by this Note, the Borrower represents and warrants to the Lender that:

5.1
Organization; Powers.  The Borrower:  (a) is a corporation duly organized, validly existing and in good standing under the laws of Delaware; (b) has all requisite corporate power, and has all material governmental licenses, authorizations, consents and approvals necessary to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business and is in good standing in all jurisdictions in which the nature of the business conducted by it makes such qualification necessary, except (with respect to subsections (b) and (c)) where the failure to do so could not reasonably be expected to result in a material adverse effect on the property, business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower.

5.2
Authorization; Enforceability.  Borrower has all necessary corporate power, authority and legal right to execute, deliver and perform its obligations under this Note; the execution, delivery and performance by Borrower of this Note have been duly authorized by all necessary corporate action on its part (including, without limitation, any required shareholder approvals); and this Note has been duly and validly executed and delivered by Borrower and constitutes its legal, valid and binding obligation, enforceable against Borrower in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3
Approvals.  No authorizations, approvals or consents of, and no filings or registrations with, any governmental authority or agency, or any securities exchange, are necessary for the execution, delivery or performance by Borrower of this Note or for the legality, validity or enforceability hereof or thereof, except for filings required under the Securities Exchange Act of 1934, as amended (the “1934 Act”).

5.4
No Breach.  None of the execution and delivery of this Note, the consummation of the transactions herein contemplated or compliance with the terms and provisions hereof will conflict with or result in a breach of, or require any consent under, the charter or by-laws of Borrower, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument to which Borrower is a party or by which any of them or any of their property is bound or to which any of them is subject, or constitute a default under any such agreement or instrument, or result in the creation or imposition of any lien upon any property of the Borrower pursuant to the terms of any such agreement or instrument.

5.5
Litigation.  There are no legal or arbitral proceedings, or any proceedings by or before any governmental authority, now pending or (to the knowledge of Borrower) threatened against Borrower that, if adversely determined, would reasonably be expected (either individually or in the aggregate) to have a material adverse effect on the property, business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower.

5.6
Compliance with Laws and Agreements.  Borrower is in compliance with all laws, regulations and orders of any governmental authority applicable to it or its property and all agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a material adverse effect on the property, business, operations, condition (financial or otherwise), prospects, liabilities or capitalization of the Borrower.

5.7
Capitalization.  The authorized capital stock of Borrower consists, on the date hereof, of 20,000,000 shares of common stock, $0.001 par value, of which 12,852,255 shares are duly and validly issued and outstanding, each of which shares is fully paid and nonassessable.  Borrower has no issued and outstanding shares of preferred stock.  Except for shares of common stock reserved for issuance pursuant to outstanding stock options, warrants and other convertible securities or available for issuance under existing equity plans, or as disclosed in Borrower’s filings with the U.S. Securities and Exchange Commission (the “SEC”), as of the date hereof, no person or entity has any agreement, subscription, option or any other right or commitment entitling such person or entity to acquire any shares of common stock from Borrower.  Borrower has a sufficient number of authorized and unissued shares of common stock to provide for the Common Stock Conversion set forth in this Note.

6.             Representations and Warranties of Lender.  As a material inducement of the Borrower to issue the securities evidenced by this Note, the Lender represents and warrants to the Borrower that:

6.1
Organization; Powers.  Lender is a duly organized and validly existing Limited Partnership, is in good standing under the laws of the state of Delaware, and has all requisite limited partnership power and authority to purchase the Note and Common Stock into which this Note is convertible.

6.2
Authorization; Enforceability.  Lender has all necessary limited partnership power, authority and legal right to execute, deliver and perform its obligations under this Note; the execution, delivery and performance by Lender of this Note have been duly authorized by all necessary action on its part (including, without limitation, any required shareholder approvals); and this Note has been duly and validly executed and delivered by Lender and constitutes its legal, valid and binding obligations, enforceable against Lender in accordance with its terms, except as such enforceability may be limited by (a) bankruptcy, insolvency, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and (b) the application of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

6.3
Purchase Entirely for Own Account.  The securities to be received by Lender hereunder will be acquired for Lender’s own account, not as nominee or agent, and not with a view to the resale or distribution of any part thereof in violation of the Securities Act of 1933, as amended (the “1933 Act”), and Lender has no present arrangement or intention of selling, granting any participation in, or otherwise distributing the same in violation of the 1933 Act without prejudice, however, to Lender’s right at all times to sell or otherwise dispose of all or any part of such securities in compliance with applicable federal and state securities laws.  Nothing contained herein shall be deemed a representation or warranty by Lender to hold the securities for any period of time.  Lender is not a broker-dealer registered with the SEC under the 1934 Act or an entity engaged in a business that would require it to be so registered.

6.4
Investment Experience.  Lender acknowledges that it can bear the economic risk and complete loss of its investment in the securities and has such knowledge, sophistication and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby.

6.5
Disclosure of Information.  Lender has had an opportunity to receive all information related to the Borrower requested by it (including all of Borrower’s filings pursuant to the 1934 Act) and to ask questions of and receive answers from the Borrower regarding the Borrower, its subsidiaries, their respective businesses and the terms and conditions of the offering of the securities.  Neither such inquiries nor any other due diligence investigation conducted by Lender shall modify, limit or otherwise affect Lender’s right to rely on the Borrower’s representations and warranties contained in this Note.

6.6
Restricted Securities.  Lender understands that the securities are characterized as “restricted securities” under the U.S. federal securities laws inasmuch as they are being acquired from the Borrower in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the 1933 Act only in certain limited circumstances.

6.7
Accredited Investor.  At the time Lender was offered the securities it was, and at the date hereof it is, and on the date it converts any portion of the Note it will be, an “accredited investor” as defined in Rule 501(a) of Regulation D, as amended, under the 1933 Act.

6.8	No General Solicitation. Lender did not learn of the investment in the securities as a result of any general solicitation or general advertising.

7.             Events of Default.  The occurrence of any of the following events shall constitute an “Event of Default”:

7.1	Borrower shall fail, for any reason, to make any principal payment when due;

7.2	Borrower shall fail to pay any interest payable hereunder within thirty (30) days after the date when due;

7.3
a proceeding or case shall be commenced, without the application or consent of Borrower, in any court of competent jurisdiction, seeking (i) Borrower’s reorganization, liquidation, dissolution, arrangement or winding-up, or the composition or readjustment of Borrower’s debts, (ii) the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of Borrower or of all or any substantial part of Borrower’s assets, or (iii) similar relief in respect of Borrower under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of sixty (60) or more days;

7.4
an order for relief against Borrower shall be entered in an involuntary case under the Federal Bankruptcy Code of 1978, as amended from time to time, presently codified as Title 11 of the United States Code (the “Bankruptcy Code”);

7.5
Borrower shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its assets, (ii) make a general assignment for the benefit of its creditors, (iii) commence a voluntary case under the Bankruptcy Code, (iv) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement or winding-up or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code or (vi) take any action for the purpose of effecting any of the foregoing;

7.6	Borrower breaches any of its representations, warranties contained in this Note in any material respect and such breach is not cured within ten (10) days after written notice thereof to Borrower.

8.             Remedies.

8.1
Upon the occurrence and during the continuance of any Event of Default described in Sections 7.3, 7.4 or 7.5 (any such Event of Default, an “Insolvency Event”) (i) all amounts payable by Borrower pursuant to this Note shall become immediately due and payable, without presentment, demand, notice, protest or other requirements of any kind (all of which are hereby expressly waived by Borrower) and (ii) Lender shall be entitled to exercise any and all remedies available to Lender at law or in equity.

8.2
Upon the occurrence and during the continuance of any Event of Default other than an Insolvency Event, (i) Lender may, by written notice to Borrower, declare all amounts payable by Borrower pursuant to this Note to be due and payable, and all such amounts shall immediately become due and payable and (ii) Lender shall be entitled to exercise any and all remedies available to Lender at law or in equity.  Written notice pursuant to this Section 8.2 shall be sufficient if it is addressed to Borrower and states that such an Event of Default has occurred and Lender is providing notice that all amounts due and payable pursuant to this Note are immediately due and payable in accordance with this Section 8.2.

9.             Default Interest.  Upon the occurrence and during the continuance of an “Event of Default,” interest shall accrue on the unpaid Principal Amount at the rate of interest specified in Section 2 PLUS three percent (3%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law.

10.           Notices.  Any notice, demand, communication or other document required, permitted, or desired to be given under this Note shall be in writing and shall be delivered personally or sent by United States registered or certified mail, return receipt requested, postage prepaid, by Federal Express or other reputable overnight courier, or by facsimile (with confirmation of receipt), and addressed to the party at the respective numbers and/or addresses set forth below, and the same shall be deemed given and effective (i) upon receipt or refusal if delivered personally or by hand delivered messenger service, (ii) the date received or refused if sent by Federal Express or other reputable overnight courier, (iii) the date received or refused if mailed by United States registered or certified mail, return receipt requested, postage prepaid, and (iv) the date received if sent by facsimile or electronic mail during normal business hours of the recipient and on the next business day if sent after normal business hours of the recipient.  A party may change its address for receipt of notices by service of a notice of such change in accordance herewith.

If to Lender:	ASHFORD CAPITAL PARTNERS, L.P.
Facsimile: 302-655-4641
Electronic mail: apetrucci@ashfordcapital.com
Attention: Anthony M. Petrucci

If to Borrower:	Remark Media, Inc.
3930 Howard Hughes Parkway, Suite 400
Las Vegas, Nevada 89169
Facsimile: N/A
Electronic mail: N/A
Attention: Chief Financial Officer

11.           Captions; Interpretation.  The captions and headings of Sections and paragraphs of this Note are for convenience only and are not to be considered as defining or limiting in any way, the scope or intent of the provisions hereof.  The term “Borrower” shall include each person and entity now or hereafter liable hereunder, whether as maker, successor, assignee or endorsee, each of whom shall be jointly, severally and primarily liable for all of the obligations set forth herein.

12.           Merger.  This Note constitutes the entire agreement of the parties with respect to the transactions contemplated herein and therein, and all prior discussions, negotiations and document drafts with respect to the transactions contemplated hereby and thereby are merged herein and therein.

13.           Expenses.  Borrower agrees to pay or reimburse the Lender for: (a) all reasonable out-of-pocket costs and expenses of Lender (including, without limitation, the fees and expenses of counsel to Lender) in connection with (i) the negotiation, preparation, execution and delivery of this Note and the extension of credit hereunder and (ii) the negotiation or preparation of any modification, supplement or waiver of any of the terms of this Note (whether or not consummated); and (b) all reasonable out-of-pocket costs and expenses of the Lender (including, without limitation, fees and expenses of legal counsel) in connection with (i) any Event of Default and any enforcement or collection proceedings resulting therefrom, including, without limitation, all manner of participation in or other involvement with (x) bankruptcy, insolvency, receivership, foreclosure, winding up or liquidation proceedings, (y) judicial or regulatory proceedings and (z) workout, restructuring or other negotiations or proceedings (whether or not the workout, restructuring or transaction contemplated thereby is consummated) and (ii) the enforcement of this Section 13.

14.           Modification; Waiver.  No modification, waiver, amendment, discharge or change of this Note shall be valid unless the same is in writing and signed by the Lender.  No waiver of any breach or default hereunder shall constitute or be construed as a waiver by Lender of any subsequent breach or default or of any breach or default of any other provision of this Note, unless specifically set forth in a writing executed by Lender.  To the extent permitted by applicable law, Borrower waives all rights and benefits of any statute of limitations, moratorium, reinstatement, marshalling, forbearance, valuation, stay, extension, redemption, appraisement or exemption now provided or which may hereafter be provided by law, both as to itself and as to all of its properties, real and personal, against the enforcement and collection of the indebtedness evidenced hereby.

15.           Governing Law.  MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE UNDER OR RELATING TO THIS NOTE AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA.

16.           Consent to Jurisdiction.  BORROWER HEREBY CONSENTS TO THE SOLE AND EXCLUSIVE JURISDICTION AND VENUE IN THE FEDERAL OR STATE COURTS IN NEW YORK COUNTY, NEW YORK, AND AGREES THAT ALL DISPUTES BASED ON OR ARISING OUT OF THIS NOTE SHALL ONLY BE SUBMITTED TO AND DETERMINED BY SAID COURTS, WHICH SHALL HAVE SOLE AND EXCLUSIVE JURISDICTION.

17.           Time is of the Essence.  Time is hereby declared to be of the essence of this Note and every portion hereof and thereof.

18.           Attorneys’ Fees.  In the event of any dispute arising out of, or in connection with, this Note, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

19.           Severability.  If any provision or provisions, or if any portion of any provision or provisions, in this Note is found by a court of competent jurisdiction to be in violation of any applicable law, and if such court declares such portion, provision, or provisions of this Note to be illegal, invalid, unlawful, void or unenforceable as written, then it is the intent of all parties hereto that such portion, provision, or provisions shall be given force to the fullest possible extent that they are legal, valid and enforceable, and that the remainder of this Note shall be construed as if such illegal, invalid, unlawful, void, or unenforceable portion, provision, or provisions were not contained herein or therein, and that the rights, obligations, and interests of Borrower and Lender under the remainder of this Note shall continue in full force and effect.

20.           Assignment and Transfer.  Neither Borrower nor Lender may assign or transfer this Note without the prior written consent of the other party.

21.           Savings Clause.  Nothing contained in this Note shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum interest rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum interest permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by Borrower to Lender.

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IN WITNESS WHEREOF, the undersigned parties have caused the due execution of this Note as of the day and year first herein above written.

REMARK MEDIA, INC., a Delaware corporation

By:	/s Douglas Osrow
	Name:	Douglas Osrow
	Title:	Chief Financial Officer

AGREED AND ACCEPTED BY:

ASHFORD CAPITAL PARTNERS, L.P.

By:	/s/ Theodore H. Ashford, III
	Name:	Theodore H. Ashford, III
	Title:	Vice President, Ashcap Corp., General Partner